Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Provides Update on FIRDAPSETM Progress

CORAL GABLES, Fla., June 27, 2013 (GLOBE NEWSWIRE) — Catalyst Pharmaceutical Partners, Inc. (Nasdaq:CPRX), a specialty pharmaceutical company focused on the development and commercialization of novel prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, today provided an update on its progress with its lead investigational product, FIRDAPSETM.

“Over the past six months, we have made great strides in our advancement of Firdapse for the treatment of Lambert-Eaton Myasthenic Syndrome (LEMS). We have recently achieved several important milestones in our development plan, and we therefore feel that this is an appropriate time to report our progress to investors and other stakeholders,” said Patrick J. McEnany, Chief Executive Officer of Catalyst Pharmaceutical Partners, Inc.

Firdapse Progress Report To Date:

In October 2012, Catalyst acquired the North American rights to Firdapse, a proprietary form of amifampridine phosphate (3-4 diaminopyridine or 3,4-DAP), from BioMarin Pharmaceutical Inc. (“BioMarin”). As part of that transaction, BioMarin made a $5 million strategic investment in Catalyst to help fund the development of Firdapse. Firdapse was approved in December 2009 by the European Medicines Agency for the treatment of Lambert-Eaton Myasthenic Syndrome (LEMS), a rare and sometimes fatal autoimmune disease characterized by muscle weakness. Firdapse has been granted orphan drug designation by the U.S. Food & Drug Administration, (FDA) for the treatment of LEMS, making the product eligible to obtain seven-year marketing exclusivity if Catalyst is the first pharmaceutical company to obtain approval of an NDA for its formulation of amifampridine.

Catalyst has recently completed the following activities in the development of Firdapse for LEMS:

1.	Completed transfers from BioMarin of the active IND in the U.S. and Clinical Trial Applications in France, Germany, Italy, Poland and Spain to Catalyst sponsorship;

2.	Retained a Clinical Research Organization (CRO) with a global footprint and experience in the management of clinical trials of investigational drug products for the treatment of neurological diseases to execute the Phase III trial for Catalyst;

3.	Hired an experienced Vice President of Clinical Operations to provide day-to-day oversight of the Phase III trial;

4.	Engaged a regulatory consultant with relevant FDA experience to conduct background research and provide discussions and opinions bearing on the regulatory aspects of the company’s drug development program for Firdapse;

5.	Completed transfer of the management and oversight of the ongoing Phase III registration trial from BioMarin to Catalyst and our CRO (For further details on this trial, please go to: www.clinicaltrials.gov; Search “amifampridine phosphate”);

6.	In addition to the initial 7 sites active at the time of acquisition, we have identified, are contracting with, and obtaining IRB/Ethics Committee approvals at, 18 prequalified sites with approximately 75 prospective LEMS patients currently under treatment located in 9 countries and the US to participate in our clinical trial:

•	4 additional trial sites have been initiated and are now ready to screen potential trial subjects;

•	we expect that more than half of remaining trial sites will be initiated by the end of July; and

•	we expect that all new trial sites will be initiated before the end of September;

7.	Conducted a Data Monitoring Committee meeting, at which continuation of the trial under the present protocol was recommended; and

8.	Retained a commercial operations consultant to assist in development of a strategic plan and to identify pre-launch activities that will be required for a successful launch of Firdapse upon FDA approval.

Based on this progress and its patient enrollment projections, Catalyst continues to expect:

•	to complete enrollment of 36 subjects in the Phase III trial during the 4th quarter of 2013; and

•	to report top-line results from the double-blind portion of the Phase III trial during the second quarter of 2014.

Assuming positive results are obtained from the Phase III trial, Catalyst expects:

•	to submit an NDA for Firdapse in the first quarter of 2015;

•	to obtain approval from the FDA of such NDA by the end of 2015; and

•	to commercially launch Firdapse in the first half of 2016.

About LEMS

Lambert-Eaton Myasthenic Syndrome, LEMS, is a rare autoimmune disease that can be severely disabling, with the primary symptom of muscle weakness. The weakness is generally more marked in the proximal muscles, particularly of the legs and trunk. Other problems include reduced reflexes, drooping of the eyelids, facial weakness and problems with swallowing. Patients often report dry mouth, impotence, constipation and feelings of light headedness on standing. These problems can be life threatening when the weakness involves respiratory muscles. The muscle weakness in LEMS is caused by autoantibodies to voltage gated calcium channels, which cause a reduction in the amount of acetylcholine released from nerve terminals. The prevalence of LEMS is estimated at approximately 3,000 patients in the United States and Canada. Approximately 50 percent of LEMS patients diagnosed have small cell lung cancer. Patients with LEMS typically present with fatigue, muscle pain and stiffness. A diagnosis of LEMS is generally made on the basis of clinical symptoms, electromyographic and compound muscle action potential (CMAP) testing and where available, the presence of autoantibodies against voltage gated calcium channels.

About Catalyst Pharmaceutical Partners

Catalyst Pharmaceutical Partners, Inc., is a specialty pharmaceutical company focused on the development and commercialization of prescription drugs targeting rare (orphan) neuromuscular and neurological diseases, including Lambert-Eaton Myasthenic Syndrome (LEMS), infantile spasms, and Tourette’s Syndrome. Catalyst’s lead candidate, Firdapse™ for the treatment of LEMS, is currently undergoing testing in a global, multi-center, pivotal phase III trial. Catalyst is also developing a potentially safer and more potent vigabatrin analog (designated CPP-115) to treat infantile spasms, and epilepsy, as well as other neurological conditions associated with reduced GABAergic signaling, like post-traumatic stress disorder, Tourette’s Syndrome, and movement disorders associated with the treatment of Parkinson’s Disease.

Forward-Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including the timing of adding additional sites to the Phase III trial, the timing of completion of the enrollment of all trial subjects who will participate in the Phase III trial, the timing of the receipt of the top-line results from the double-blind portion of the Phase III trial, whether any of the Company’s product candidates will ever be approved for commercialization, and those factors described in the Company’s filings with the U.S. Securities and Exchange Commission (SEC), could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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